Exhibit 10.5  Exclusive Technology License Agreement 12/1/04

EXCLUSIVE TECHNOLOGY

LICENSE AGREEMENT

THIS AGREEMENT, effective December 1, 2004, is entered into by Energenx , Inc., a Nevada corporation, with its principle place of business at 6200 E. Commerce Loop, Post Falls, Idaho 83854 (herein called Licensor) and GTG Corp, a corporation organized pursuant to the laws of the state of IOWA, with its principal place of business at 2786 130th Dr, Belmond, IA, (herein called Licensee).

RECITALS:

         A.  GTG Corp is in the business of manufacturing and selling battery chargers in a wide variety of industries ("Products").

         B.  ENERGENX has developed proprietary technology and designed a battery charging system to be utilized for charging electric vehicles.  ENERGENX is in the business of providing integrated modules, innovative energy related products and other electronic components and systems for a wide variety of applications. ("ENERGENX Products").

AGREEMENT

NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties agree as follows:

1. BASIS FOR THE AGREEMENT

Licensor represents that it is the legal owner of issued patents, of the right to file Patents, Patents Pending and Improvements, Provisional Patent Applications, Proprietary Information, Trade Secrets, Technical and Scientific information and Know-How, all pertaining to several designs of what is commonly referred to as the Energenx Technology.  Licensor is prepared to grant a license to Licensee, subject to certain terms and conditions.

1.1

Licensee wishes to acquire a license pursuant to existing domestic patents, the issuance of future domestic Patents and Improvements, Provisional Patent Applications, Proprietary Information, Trade Secrets, Technical and Scientific information, Know-How and registered Trademarks of Licensor for purposes of utilizing the Energenx Technology by the Licensee and selling said Licensee products exclusively in the United States, Canada and Mexico.

1.2

Licensee does not  wish to acquire any right, title and interest in any domestic patents, patent applications filed as of the date of this agreement that related to the battery charging system designed and owned by Energenx, including all improvements on domestic patents issued, applied for or to be filed in the future, pursuant to certain considerations in the form of a Product Royalty to be paid to the Licensor, by the Licensee.

2. DEFINITIONS

As used herein, the following capitalized terms or other capitalized terms defined elsewhere in this Agreement, will have the meanings ascribed thereto wherever used in this Agreement:

2.1.

“Background IPR” means any Intellectual Property Rights of a Party conceived, created, developed, or reduced to practice prior to, or independently of, any work performed pursuant to this Agreement.

2.2

“Confidential Information” means any business, marketing, technical, scientific or other information disclosed by any Party which, at the time of disclosure, is designated as confidential or proprietary (or like designation), is disclosed in circumstances of confidence, or would be understood by the Parties, exercising reasonable business judgment, to be confidential.  Confidential Information includes, without limitation, all Background IPR, Background Technology, and the terms and conditions of this Agreement.

2.3

“Effective Date” shall be DECEMBER 1, 2004.

2.4

“Gross Production” means the number of battery charging units of commercially saleable products assembled or manufactured by the Licensee, which utilize the Licensed Technology owned by the Licensor and sold to customers of Licensee or sold by Distributors of Licensee.

2.5

“Improvements” means any modification of a method, process, composition of matter, process or product described in a Patent, Patent Applied For, Provisional Patent Application, Trade Secret, Technical and Scientific information, Know-How, or in any Proprietary or Confidential Information of Licensor, provided such a modification, if unlicensed, would infringe on one or more claims of an issued patent, Patent Application, Provisional Patent Application, Trade Secret, Technical and Scientific information, Know-How, or in any other Proprietary or Confidential Information.  Improvements further mean any modifications or changes in the composition of matter, change in the design or use of the Licensed Product or Licensed Technology by Licensee.

2.6

“Intellectual Property Rights” or “IPR” shall mean all intellectual property rights, including without limitation, any rights in any invention, patent, discovery, improvement, know-how, utility model, trade-mark, copyright, industrial design, trade secret and all rights of whatsoever nature in materials processing, Confidential Information, and all intangible rights or privileges of a nature similar to any of the foregoing, including in every case in any part of the world and whether or not registered, and shall include all rights in any applications and granted registrations for any of the foregoing.

2.7

“Know-How” means that special knowledge, skill and experience, as applied to the Licensed Process and Licensed Technology, that is possessed by the Licensor that is Proprietary or Confidential Information.

2.8

“Licensed Field” means, and is limited to, the practice of Patent(s) and Improvements, Patents that may issue in the future, Provisional Patent Applications, Proprietary Information, Trade Secrets, Technical and Scientific information and Know-How for purposes of using the Licensed Product and the Licensed Technology exclusively in the United States, Canada and Mexico.

2.9

“Licensed Products” or Designs means a battery charging system for battery operated vehicles, excluding automobiles and any and all Technology or Processes, which fall within the Licensed Field and which are covered by, marked or are produced using a process or method covered by a claim of a Patent(s) and Improvements, Patents Applied For, Proprietary Information, Trade Secrets, Technical and Scientific information and Know-How of Licensor for purposes of commercially using the Licensed Technology.

2.10

“Licensed Process” and “Licensed Technology” means any and all process or proprietary technology, engineering and design features or components related to a battery charging system for battery operated vehicles, excluding automobiles, which fall within the Licensed Field which were developed by the Licensor and which are covered by, marked or are produced using a process or method covered by a claim of a Patent(s) and Improvements, Patents Applied For, Proprietary Information, Trade Secrets, Technical and Scientific information and Know-How of Licensor for purposes of commercially utilizing the Licensed Products, Licensed Processes And Technology.

2.11      “Licensed Territory” shall mean the United States, Canada and Mexico.

2.12

“Licensee” means GTG Corp, a corporation domiciled in the state of Iowa.

2.13

“Licensor” means ENERGENX, INC. (“ENERGENX”), a corporation domiciled in the state of Nevada.

2.14

“Minimum Annual Sales Volume” in order to maintain the exclusive nature of this agreement, the Licensee agrees to sell a minimum number of battery charging systems on an annual basis, as defined in Exhibit “A” attached hereto.

2.15

“Gross Selling Price” means the gross amount received by Licensee relating to any and all products sold by Licensee resulting from the use of the Licensed Product and Licensed Technology.

2.16

“Parties” means ENERGENX and GTG Corp.

2.17

“Patent(s)” Mean Provisional Patent(s) Application(s) or Patent Application(s) means any Patent(s) granted or Patent Application(s) made by Licensor pursuant thereto, and all divisions, continuations, continuations in part, reissues, substitutes, and extensions thereof.

2.18

“Private Label” means the exclusive labeling, trade name and/or trademark for the Licensed Product or Licensed Technology used by the Licensee in the Licensed Territory.

2.19

“Product” means a battery charging systems utilized to recharge batteries being used in Golf carts, Pickle Fork lifts, NEV’s and other battery operated vehicles, excluding automobiles.

2.20

“Proprietary Information” means all information possessed by the Licensor that is Confidential in nature and that the Licensor has exclusive rights in and to.  It includes Trade Secrets, Technical and Scientific information, and Know-How as related to the Licensed Products and the Licensed Technology.

2.21

“Product Royalty” means a royalty payment made by the Licensee to the Licensor on the products sold by Licensee, which utilize the Licensor’s Technology and paid for by third party customers of the Licensee.

2.22

“Technical Information” and “Scientific Information” means all Proprietary Information, Trade Secrets, Know-How and all information contained in existing Patents, Patent(s) that may issue or Patent Application(s) and Improvements that is the exclusive property of Licensor developed or acquired as of the date of this agreement which would be useful in the making, using and selling of the Licensed Products in the Licensed Territory.

2.23

Trademarks means all registered and unregistered trademarks, service marks, trade names, business names, brand names, product names, distinguishing guises, trade dress, network identifiers, domain names and any other indicators of origin, whether registered or unregistered, in every part of the world, and any and all applications or registrations, and any and all rights whatsoever, for any of the foregoing, belonging to either Party.

2.24

Trade Secret means any Confidential Information that is the personal property of Licensor and in which he has a right.

3. LICENSE GRANT

3.1

Licensor hereby grants to Licensee, to the extent of the Licensed Field, a license under existing Patent(s), Provisional Patent Applications or Patent Application(s) to be filed and Improvements, Proprietary Information including Trade Secrets, Technical and Scientific information, and Know-How for the purpose of using the Licensed Products and the Licensed Process and Technology, that is commonly referred to as the Energenx Technology, which in general relates to a battery charging system for battery operated vehicles, excluding automobiles, in the Licensed Territory.

No License under the Patent(s), Provisional Patent Application(s) or Patent Application(s) to be filed and Improvements, Proprietary Information including Trade Secrets, Technical and Scientific information, Know-How is granted, and no license should be implied, with respect to activities of Licensor outside the Licensed Field and Licensed Territory.

(a)

The Parties agree that any Improvements, design changes, modifications or developments of the Licensed Product or the Licensed Technology, made by Licensor shall be available to Licensee in the Licensed Territory at no additional cost or increased Royalty.

(b)

The Parties further agree that any Improvements, design changes, modifications, discoveries or developments related to the Licensed Product or Licensed Technology made by Licensee, may at the sole option of the Licensor, be patented by the Licensor and may be utilized in the Licensed Territory by the Licensee.  In this regard, the agent or employee of the Licensee who is responsible for the Improvement, design changes, modifications, discoveries or developments of the Licensed Product or Licensed Technology agrees to execute any and all documents required to assign all right, title and interest to Improvements to the Licensor for $1.00 and other good and valuable consideration.  Licensee shall promptly inform Licensor of any such Improvements and take all necessary steps to assist the Licensor in filing an application for a new patent or a continuation in part of an existing patent.  Licensor shall grant to Licensee, for no consideration and pursuant to a standard Product Royalty, a license for Improvements in the Licensed Territory.  Any Improvements, design changes, modifications or developments of the Licensed Product or Licensed Technology by Licensee are construed to be a part of this Agreement and Licensee shall be bound to all terms and conditions contained in this Agreement.

3.2

Licensor further grants to Licensee, to the extent of the Licensed Field and Licensed Territory, a license to use any registered Trademark, owned, acquired, developed or filed for by the Licensor, relating to the Licensed Product or Licensed Process and Technology.

3.3

The Product License granted pursuant to Sections 3.0 and 3.1 shall be exclusive in nature, for a period of Ten (10) years with an option to extend for an additional Ten (10) years, so long as the minimum sales volume is equaled or exceeded.  Licensee does not have the right to grant Sublicenses during the term of this Agreement.

3.4

As a condition of the Exclusive Technology License Agreement, the Licensor requires the Licensee to purchase all Radiant modules from the Licensor during the term of this agreement.  Licensor hereby agrees to provide Radiant modules to Licensee on a cost plus bases, in accordance with standard accounting practices. Licensee agrees to purchase Radiant modules at a base price of $50.00 per module, with adjusted percentage (%) discounts for quantities above 250 pieces, per order.

4. LICENSE FEES AND ROYALTIES

4.1

Licensee shall, on the Effective Date, as a one time only Licensee Fee, pay to Licensor, one dollar ($1.00), which shall be non-refundable and credited against the Product Royalty called for under Section 4.2 (?)

4.2

Licensee shall pay to Licensor a Product Royalty on the products actually sold by Licensee to a  third party, which utilize the Licensed Technology.  The Product Royalty shall be Five Percent (5%) of the Gross Selling Price of all products, battery charging systems or replacement parts sold by Licensee. The Product Royalty will remain due in perpetuity and continue to be paid beyond the life of any Patents.  Payments and accounting are to be made quarterly, within 30 days of the quarter just ending.

5.

NO RIGHT TO PURCHASE PATENTS AT THE TIME OF GRANT

5.1

In the event Licensor is granted additional domestic patents covering the Licensed Product or Licensed Technology, Licensee has no right or option to purchase the Patents.  It being understood that so long as this AGREEMENT remains in good standing, Licensor agrees to assume financial responsibility to pay for all direct costs related to preparation and prosecution of patent applications, including but not limited to legal fees, filing fees, maintenance fees and translation costs.

6.

EXPORTATION

6.1

Licensee shall be limited to the use of the Licensed Product or Licensed Process and Technology in the Licensed Field and in the Licensed Territory.  Licensee shall not export the Licensed Product or Licensed Process and Technology outside the Licensed Territory.  Any country, to which the Licensor proposes to export finished products using the Licensed Process or Technology, must have prior written authorization and consent from the Licensor.

7.

CONFIDENTIALITY

7.1

Licensee, Licensee’s agent and affiliates and Licensee's employees shall not disclose, by any method of communication, any Proprietary Information, Trade Secrets, Technical and Scientific information, Know-How or other Confidential Information expressly or implied disclosed by Licensor to Licensee without the expressed written permission of Licensor.

7.2

Licensee shall sign a separate Confidentiality Agreement relative to any Proprietary Information, Trade Secrets, Technical and Scientific information, Know-How or other Confidential Information disclosed by Licensor to Licensee.

8.      PRIVATE LABELS

8.1

All Licensed Product(s) used pursuant to this License Agreement, may be used under any Trademark(s) developed or owned by the Licensor or a Trademark developed and owned by the Licensee.  In the event that any Trademark utilized by the Licensee, is in conflict with another company operating within the Territory, any other such Private Label selected by Licensee may be used.

8.2

The Private Label of the Licensed Product shall comply with the appropriate regulations of all governmental agencies of the country within the Territory.

8.3

As long as this License AGREEMENT or any modification or extension thereof remains in force and effect, Licensee shall own each such Private Label or trademark to be used exclusively by Licensee on Licensed Product.

9.

PAYMENTS

9.1

Not later than the last day of each January, April, July and October, Licensee shall furnish to Licensor a written statement in such detail as Licensor may reasonably require of all amounts due pursuant to Sections 4.1 for the quarterly periods ended the last days of the preceding March, June, September and December and shall pay to Licensor, all amounts due to Licensor.

9.2

Payments provided for in this Agreement, when overdue, shall bear interest at a rate per annum equal to three percent (3%) in excess of the "Prime Rate" published by the U.S. Edition of "The Wall Street Journal" at the time such payment is due, and for the time period until payment is received by Licensor.

9.3

If this Agreement is for any reason terminated before all of the payments herein provided for have been made, Licensee shall immediately submit a terminal report, and pay to Licensor any remaining unpaid balance even though the due date as above provided has not been reached.

10.

REPRESENTATIONS AND DISCLAIMER OF WARRANTIES

10.1

Nothing in this AGREEMENT shall be deemed to be a representation or warranty by Licensor of the validity of any Patents, Provisional Patent Applications, Patents that may issue, Patent Applications and Improvements, Proprietary knowledge, Trade Secrets, Technical and Scientific Information, Know-How And registered Trademarks.  Licensor shall have no liability whatsoever to Licensee or any other person for, or on account of any injury, loss or damage of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon Licensee or any other person, arising out of or in connection with, or resulting from:

(a)

The Production, use or sale of any apparatus or Product, or the practice of any patents that may issue, Patent Applications or Improvements; or

(b)

Any advertising or other promotional activities with respect to any of the foregoing.

Licensee shall hold Licensor, and its partners, agents or employees harmless in the event Licensee, or its officers agents or employees, is held liable. Licensee shall at all times hold a “Product Liability insurance policy” for any and all products being sold by Licensee. In addition to this Licensor shall also be named on this policy as an insured party.

10.2

Licensor shall have the right to file, prosecute and maintain Patent Applications, Provisional Patents and Improvements that are the property of Licensor and shall have the right to determine whether or not, and where to file a patent application or to abandon the prosecution of any patent or patent application.

11.

TERMINATION

11.1

This Agreement shall terminate:

(a)

Upon the expiration of the last to expire of any Patent(s) or Patent(s) that may issue at a future date; or

(b)

Upon the abandonment of the last to be abandoned of any Patent Applications and Improvements, included herein; or

11.2

Licensee may terminate this Agreement at any time upon sixty (60) days written notice in advance to Licensor.

11.3

If either party shall be:

(a)

in default of any obligation hereunder; or

(b)

shall be adjudged bankrupt; or

(c)

shall become insolvent; or

(d)

shall make an assignment for the benefit of creditors; or

(e)

shall be placed in the hands of a receiver or a trustee in bankruptcy, the other party may terminate this Agreement by giving thirty (30) days notice by Registered Mail to the other party, specifying the basis for termination.  If within thirty (30) days after the receipt of such notice, the party receiving notice shall remedy the condition that formed the basis for termination, such notice shall cease to be operative, and this Agreement shall continue in full force.

11.4

The word "termination" and cognate words, such as "term" and "terminate", used in Article XI and elsewhere in this agreement, are to be read, except where the contrary is specifically indicated, as omitting from their effect, the following rights and obligations, all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge:

(a)

Licensee's obligation to supply a terminal report as specified in this Agreement;

(b)

Licensor's right to receive or recover, and Licensee's obligation to pay royalties (including minimum Royalties) accrued or accruable for payment at the time of any termination;

(c)

Licensee's obligation to maintain records under Section 14.00 of this Agreement;

(d)

licenses, releases and agreements of nonassertion running in favor of customers or transferees of Licensee in respect to products sold or transferred by Licensee prior to any termination and on which Royalties shall have been paid as provided in paragraph 4.1 of this Agreement;

(e)

Any cause of action or claim of Licensor accrued or to accrue, because of any breach or default by Licensee; and

(f)

the representation and disclaimer of warranties of Section _____.

12.

DISPUTES AND ARBITRATION

12.1

INITIAL CONSULTATION AND NEGOTIATION.  In the event a dispute between ENERGENX and GTG Corp arises under the Agreement or a party's performance thereunder, the matter shall first be escalated to ENERGENX's President and GTG Corp 's President in an attempt to settle such dispute through consultation and negotiation in good faith and a spirit of mutual cooperation.

12.2

ESCALATION.  If the Presidents are unable to resolve the dispute, it shall be referred to a conflict resolution committee comprised of one representative designated by each party. The initial members of the conflict resolution committee shall be:

                  For ENERGENX:  Gary Bedini

   For GTG Corp : Marvin Redenius

12.3

CONTINUED PERFORMANCE. Except where prevented from doing so by the matter in dispute, the parties agree to continue performing their obligations under this Agreement while any good faith dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

12.4

ARBITRATION. Any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance, or termination, which the parties are unable to resolve within a reasonable time after written notice by one party to the other of the existence of such controversy or dispute, may be submitted to arbitration by either party and if so submitted by either party, shall be finally settled by arbitration conducted in accordance with the rules of conciliation and arbitration of the Chamber of Commerce in effect on the date hereof. Arbitration will be done by three arbitrators, one each to be proposed by ENERGENX and GTG Corp , and the third to be proposed by the Chamber of Commerce. Any such arbitration shall take place in the City of Coeur D’ Alene,  Idaho.  Such arbitration shall be conducted in the English language and the arbitrators shall apply the laws of the Country of the United States.

12.5

The institution of any arbitration proceeding hereunder shall not relieve Licensee of its obligation to make payments accrued hereunder pursuant to Sections 4.00 hereof to Licensor during the continuance of such proceeding.  The decision by the arbitrators shall be binding and conclusive upon the parties, their successors, and assignees and they shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry judgment with respect to the decision of the arbitrators hereunder.  Notwithstanding the foregoing, judgment upon award may be entered in any court where the arbitration takes place, or any court having jurisdiction.

13.

LITIGATION

13.1

Each party shall notify the other party in writing of any suspected infringement(s) of any Patent(s) or Patent(s) that may issue, Patent Applications, Provisional Patent Applications and Improvements, Proprietary Information, Trade Secrets, Technical and Scientific information, Know-How and registered Trademarks in the Licensed Territory, and shall inform the other party of any evidence of such infringement(s).

13.2

Licensor shall have the first right to institute suit for infringement(s) in the Licensed Field and the Licensed Territory.  Licensee agrees to join as a party plaintiff in any such lawsuit initiated by Licensor, if requested by Licensor, with all costs, attorney fees, and expenses to be paid by Licensor.  However, if Licensee does not institute suit for infringement(s) within ninety (90) days of receipt of written notice from Licensee of Licensor’s desire to bring suit for infringement in its own name and on its own behalf, then Licensee may, at its own expense, bring suit or take any other appropriate action.

13.3

If this Agreement is non-exclusive at the time of infringement(s), the sole right to institute suit for infringement and to recover damages shall rest with Licensor.

13.4

Licensee shall be entitled to any recovery of damages resulting from a lawsuit brought by it pursuant to paragraph 13.1.  Licensor shall be entitled to recovery of damages resulting from any lawsuit brought by Licensor to enforce any patent that may issue pursuant to paragraph 13.1.

13.5

Either party may settle with an infringer without the prior approval of the other party if such settlement would not affect the rights of the other party under any existing Patent, Patent that may issue, Patent Applications and Improvements, Provisional Patent Applications, Proprietary Information, Trade Secrets, Technical and Scientific information, Know-How and registered Trademarks.

14.

RECORDS

14.1

Licensee shall keep accurate records of all operations affecting payments hereunder, and shall permit Licensor or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter.

15.

PATENT MAINTENANCE FEES

15.1

Pursuant to Patent(s) and in the event that patents issue on Patent Applications and Improvements, described in Section 2.11, or other patents subsequently issued related to the Licensed Product and Licensed Technology, maintenance fees shall be paid by Licensor and all documentation of payment shall be provided to Licensee.   Licensor, upon request by Licensee, shall provide Licensee with records and schedule of maintenance fee due dates.

16.

NON-ASSIGNABILITY

16.1

The parties agree that this agreement imposes personal obligations on Licensee.  Licensee shall not assign any rights under this Agreement not specifically transferable by its terms without the written consent of Licensor.  Licensor may assign their rights hereunder.

17.

SEVERABILITY

17.1

The parties agree that if any part, term or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

17.2

In the event the legality of any provision of this agreement is brought into question because of a decision by a court of competent jurisdiction, Licensor, by written notice to Licensee, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

18.

NON-USE OF LICENSOR’S NAME

18.1

In publicizing anything used under this Agreement, Licensee shall not use the name of Licensor or otherwise refer to any organization related to Licensor, except with the written approval of Licensor.  Licensee is authorized to make public the name of the Licensor and describe the contractual relationship between the Licensor and Licensee, if Licensor becomes a publicly traded company and the disclosures are a requirement and pursuant to the requirements of the Securities Act of 1933 and 1934.

19.

WAIVER, INTEGRATION, ALTERATION

19.1

The waiver of a breach hereunder may be affected only by a written notification signed by the waiving party and shall not constitute a waiver of any other breach.

19.2

This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning Patent Applications and Improvements, Provisional Patent Applications, Proprietary Information, Trade Secrets, Technical and Scientific information, Know-How and registered Trademarks.

19.3

A provision of this Agreement may be altered only by a writing signed by both parties, except as provided in Sections 19.1 and 19.2, above.

20.

MARKING

20.1

Licensee shall place in a conspicuous location on Licensed Product, a patent notice, in accordance with the Statutes of U.S. Patent Law.  Licensee agrees to mark any Licensed Product or Licensed Process and Technology used or covered by any Patent(s), with the serial number of each such patent.  With respect to Patent Applications and Improvements, Provisional Patents, Proprietary Information, Trade Secrets, Technical and Scientific information, Know-How and registered Trademarks, Licensee will respond to any request for disclosure in accordance with the Statutes of Patent Law of the United States of America.

21.

APPLICABLE LAW

21.1

This Agreement shall be constructed in accordance with the substantive laws of the state of Nevada.

21.2

The language under which this Agreement shall be interpreted, arbitrated or litigated shall be English.

22.

NOTICES UNDER THE AGREEMENT

22.1

For the purpose of all written communications and notices between the parties, their addresses shall be:

Licensor:

Energenx, Inc.

6200 E. Commerce Loop

Post Falls, ID 83854

Licensee:

GTG Corp

2786 130th  Dr.

Belomond, IA 50421

Phone:

641-444-7171

Fax:

_____________________

Attention:

Marvin Redenius, President

or any other addresses of which either party shall notify the other party in writing.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers and/or agents on the respective dates and at the respective places hereinafter set forth.

Licensor

ENERGENX, INC.

ATTEST:

By: _________________________

By: Gary Bedini

Title: President

Signed at: Post Falls, ID

             Date: December 1, 2004

Licensee

GTG Corp

ATTEST:

By: __________________________

By: ____________________________

Signed at: ___________________

Date: December 1,2004